Exhibit 1.1
DEALER MANAGER AGREEMENT

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

Up to $400,000,000 in Shares of Class I, Class I-A and Class I-M Common Stock Common Stock

Dated June 5, 2014

LaSalle Investment Management Distributors, LLC
200 E. Randolph Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

This letter confirms and comprises the agreement (this “Agreement”) between Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (the “Company”), and LaSalle Investment Management Distributors, LLC, a Delaware limited liability company (the “Dealer Manager”), regarding the offer and sale (the “Offering”), in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D promulgated under the Securities Act (“Regulation D”), of up to $400,000,000 in any combination of shares of the Company’s Class I shares of common stock, par value $0.01 per share (“Class I Shares”), Class I-A shares of common stock, par value $0.01 per share (“Class I-A Shares”), and Class I-M shares of common stock, par value $0.01 per share (“Class I-M Shares”), of which amount up to (a)  up to $350,000,000 in shares are being offered to investors pursuant to the Company’s primary offering (the “Primary Shares”) and (b)  up to $50,000,000 in shares are being offered to stockholders of the Company pursuant to the Company’s distribution reinvestment plan (the “DRIP Shares” and, together with the Primary Shares, the “Shares”), pursuant to the terms and conditions of the Company’s Confidential Private Placement Memorandum, dated June 9, 2014, as may be amended or supplemented from time to time (with all appendixes thereto, the “Memorandum”). The Company may reallocate the Shares between the Primary Shares and the DRIP Shares.

1.    Exclusive Appointment of Dealer Manager.

1.1    On the basis of the representations, warranties and covenants herein contained, and subject to the terms and conditions herein set forth, the Company hereby appoints the Dealer Manager as its exclusive agent and dealer manager during the period commencing with the date hereof and ending on the Offering Termination Date (as defined in Section 1.2 below) (the “Offering Period”) to solicit, or cause to be solicited, purchasers of the Primary Shares on a “best efforts” basis through a private, limited offering exempt from registration under the Securities Act pursuant to Regulation D, and applicable state blue sky registration exemptions, upon the other terms and conditions set forth in the Memorandum. The Dealer Manager, in its sole discretion, is authorized to retain other registered broker-dealers (“Participating Broker-Dealers”) who are members in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) for the purpose of soliciting offers for the purchase of the Primary Shares pursuant to a Participating Dealer Agreement substantially in the form attached to this Agreement as Exhibit A (the “Participating Broker-Dealer Agreement”). The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Primary Shares on said terms and conditions.

1.2    It is understood that no sale of Shares shall be regarded as effective unless and until accepted by the Company. The Company reserves the right in its sole discretion to refuse to sell any of the Shares to any prospective purchaser. The Shares will be offered during a period commencing on June 9, 2014, the date of the Memorandum (“Effective Date”), and continuing until the earlier of: (i) the date that the maximum aggregate amount of Shares is sold pursuant to the Offering, subject to the Company’s option to increase the maximum aggregate amount of the Offering in its sole discretion, or (ii) June 9, 2015, one year from the Effective Date; provided, however, the Company may terminate the Offering at any time in its sole discretion.

2.    Representations and Warranties of the Company.

The Company hereby represents and warrants to the Dealer Manager and each Participating Broker-Dealer with whom the Dealer Manager has entered into or will enter into a Participating Broker-Dealer Agreement that, as of the date hereof and at all times during the Offering Period (provided that, to the extent such representations and warranties are given only as of a specified date or dates, the Company only makes such representations and warranties as of such date or dates):

2.1    Good Standing; Qualification to Do Business. The Company is a corporation duly organized and validly existing under the laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland, with full power and authority to conduct its business as described in the Memorandum and to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the enforceability of the indemnity provisions contained in Section 8 of this Agreement may be limited under applicable securities laws. The Company has qualified to do business and is in good standing in every jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business, as described in the Memorandum, requires such qualification, except where the failure to do so would not have a material adverse effect on the business, properties, management, financial position, results of operations or cash flows of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

2.2    Authorization and Description of Securities. The issuance and sale of the Shares will have been duly authorized by the Company, and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance and sale of the Shares by the Company are not subject to preemptive or other similar rights arising by operation of law, under the charter or bylaws of the Company or under any agreement to which the Company is a party or otherwise. The Shares conform in all material respects to the description of the Shares contained in the Memorandum.

2.3    Absence of Defaults and Conflicts. The Company is not in violation of its charter or its bylaws as currently in effect and the execution and delivery of this Agreement, the issuance, sale and delivery of the Shares, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not, as of the Effective Date, violate the terms of or constitute a default under: (a) the Company’s charter or bylaws as currently in effect; or (b) any indenture, mortgage, deed of trust, lease, or other material agreement to which the Company is a party or to which its properties are bound; or (c) any law, rule or regulation applicable to the Company; or (d) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company except, in the cases of clauses (b), (c) and (d), for such violations or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect.

2.4    REIT Compliance. The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for each taxable year commencing with its taxable year ending December 31, 2004, and its organization and method of operation (as described in the Memorandum) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2013 and thereafter.

2.5    No Operation as an Investment Company. The Company is not and, after giving effect to the transactions contemplated by this Agreement and the application of the net proceeds therefrom, will not be, an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

2.6    Absence of Further Requirements. As of the Effective Date, no filing with, or consent, approval, authorization, license, registration, qualification, order or decree of any court, governmental authority or agency is required for the performance by the Company of its obligations under this Agreement or in connection with the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), rules of FINRA or applicable state securities laws, all of which have been made.

2.7    Absence of Proceedings. Except as disclosed in the Memorandum, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.8    No Material Adverse Change in Business. Except as otherwise disclosed in the Memorandum, since the respective dates as of which information is provided in the Memorandum there has been no material adverse change in the business, properties, management, financial position, results of operations or cash flows of the Company and its subsidiaries, whether or not arising in the ordinary course of business.

2.9    Possession of Licenses and Permits. The Company possesses adequate permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local and foreign regulatory agencies or bodies necessary to conduct the business now operated by it, except where the failure to obtain such Governmental Licenses, singly or in the aggregate, would not have a Material Adverse Effect or as otherwise disclosed in the Memorandum; the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, singly or in the aggregate, have a Material Adverse Effect or as otherwise disclosed in the Memorandum; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect or as otherwise disclosed in the Memorandum; and the Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect or as otherwise disclosed in the Memorandum.

2.10    Good and Insurable Title to Properties. Except as otherwise disclosed in the Memorandum, the Company and its subsidiaries have good and insurable title (either in fee simple or pursuant to a valid leasehold interest) to all properties described in the Memorandum, as being owned or leased, as the case may be, by them, subject in each case to material matters of record, material matters of law, material matters that could be revealed by a survey and physical inspection of the property, and rights of parties in possession.

3.    Covenants of the Company.

The Company covenants and agrees with the Dealer Manager that:

3.1    The Company has prepared the Memorandum for the offer and sale of the Shares in the Offering. The Company will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Memorandum as the Dealer Manager may reasonably request.

3.2    If at any time any event occurs as a result of which, in the opinion of the Company, the Memorandum would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and the Dealer Manager will notify the Participating Broker-Dealers to suspend the offering and sale of the Shares in accordance with Section 5.6 hereof until such time as the Company, in its sole discretion (a) instructs the Dealer Manager to resume the offering and sale of the Shares and (b) has prepared any required supplemental or amended Memorandum as shall be necessary to correct such statement or omission.

3.3    The Company will apply the proceeds from the sale of the Shares as stated in the Memorandum.

3.4    The Company will prepare or cause to be prepared, executed and timely filed a Notice on Form D relating to the Offering (a) with the SEC under Regulation D and (b) with all applicable state securities regulatory agencies.

3.5    Subject to the Dealer Manager’s actions and the actions of others in connection with the Offering, the Company will comply with all requirements imposed upon it by Regulation D and other applicable securities laws, including applicable state blue sky registration exemptions.

4.    Payment of Expenses and Fees.

4.1    Company Expenses. The Company agrees to pay all costs and expenses incident to the Offering, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including expenses, fees and taxes in connection with: (a) the preparation of the Memorandum, and the printing and furnishing of copies thereof to the Dealer Manager; (b) all fees and expenses of the Company’s legal counsel, independent public or certified public accountants and other advisors; (c) filing with FINRA of all necessary documents and information relating to the Offering and the Shares; (d) the fees and expenses of any transfer agent or registrar for the Shares and miscellaneous expenses referred to in the Memorandum; (e) all costs and expenses incident to the travel and accommodation of the personnel of the Company and the Company’s advisor, and the personnel of any sub-advisor designated by the Company’s advisor and acting on behalf of the Company; and (f) the performance of the Company’s other obligations hereunder.

4.2    Dealer Manager Expenses. The Dealer Manager will pay for all of its own costs and expenses, including but not limited to its personnel costs and all expenses necessary for the Dealer Manager to remain in compliance with any applicable FINRA rules or federal or state laws, rules or regulations in order to participate in the Offering as a broker-dealer, and the fees and costs of the Dealer Manager’s counsel.

4.3    Due Diligence Expenses. In addition to reimbursement as provided under Section 4.2, the Company shall also reimburse the Dealer Manager for reasonable bona fide due diligence expenses incurred by any Participating Broker-Dealer. Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by any Participating Broker-Dealer and their personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. The Dealer Manager shall obtain from any Participating Broker-Dealer and provide to the Company a detailed and itemized invoice for any such due diligence expenses.

5.    Representations, Warranties and Covenants of the Dealer Manager.

The Dealer Manager hereby represents and warrants to, and covenants and agrees with the Company, as of the date hereof and at all times during the Offering Period (provided that, to the extent representations and warranties are given only as of a specified date or dates, the Dealer Manager only makes such representations and warranties as of such date or dates), as follows:

5.1    Compliance with Applicable Laws, Rules and Regulations. The Dealer Manager represents to the Company that (a) the Dealer Managers is a member of FINRA in good standing, and (b) the Dealer Manager and its employees and representatives who will perform services hereunder have all required approvals, licenses and registrations to act under this Agreement. With respect to its participation and the participation by each Participating Broker-Dealer in the offer and sale of the Shares (including, without limitation any resales and transfers of Shares), the Dealer Manager agrees, and, by virtue of entering into the Participating Broker-Dealer Agreement, each Participating Broker-Dealer shall have agreed, to comply with any applicable requirements of the Securities Act and the Exchange Act, applicable state securities or blue sky laws, and the rules set forth in the FINRA rulebook, which currently consists of rules promulgated by FINRA, the National Association of Securities Dealers (“NASD”) and the New York Stock Exchange (collectively, the “FINRA Rules”).

5.2    AML Compliance. The Dealer Manager represents to the Company that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Rules, rules and regulations promulgated under the Exchange Act (“Exchange Act Regulations”) and the USA PATRIOT Act, specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares. The Dealer Manager further represents that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Dealer Manager hereby covenants to remain in compliance with such requirements and shall, upon request by the Company, provide a certification to the Company that, as of the date of such certification (a) its AML Program is consistent with the AML Rules and (b) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.

5.3    Accuracy of Information. The Dealer Manager represents and warrants to the Company that the information under the caption “Plan of Distribution” in the Memorandum and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Memorandum does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.4    Recordkeeping. The Dealer Manager agrees to comply with the record keeping requirements as may be required by the Company, any state securities commission, FINRA or the SEC, including but not limited to Exchange Act Regulations.

5.5    Customer Information. The Dealer Manager shall abide by and comply with (a) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”); (b) the privacy standards and requirements of any other applicable federal or state law; and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

5.6    Suspension or Termination of Offering. The Dealer Manager agrees, and will require that each of the Participating Broker-Dealers agree, to suspend or terminate the offer and sale of Shares in the Offering upon request of the Company at any time and to resume the offer and sale of Shares in the Offering upon subsequent request of the Company.

5.7    Customer Complaints. The Dealer Manager hereby agrees to provide to the Company promptly upon receipt by the Dealer Manager copies of any written or otherwise documented customer complaints received by the Dealer Manager from Participating Broker-Dealers relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by any Participating Broker-Dealer), the Shares or the Company.

5.8    Disqualification Events.

(a)    The Dealer Manager represents that neither it, nor any of its directors, executive officers, other officers participating in the Offering, general partners or managing members, or any of the directors, executive officers or other officers participating in the Offering of any such general partner or managing member (each, a “Dealer Covered Person” and, together, “Dealer Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”) except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Company prior to the date hereof or, in the case of a Disqualification Event occurring after the date hereof, prior to the date of any offering of Shares. The Dealer Manager has exercised reasonable care to determine (i) the identity of each person that is a Dealer Covered Person and (ii) whether any Dealer Covered Person is subject to a Disqualification Event.

(b)    The Dealer Manager will promptly notify the Company in writing of (i) any Disqualification Event relating to any Dealer Covered Person not previously disclosed to the Company in accordance with Section 5.8(a), and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Dealer Covered Person.

(c)    The Dealer Manager represents that it is not aware of any person (other than any Dealer Covered Person and any Participating Broker-Dealers which the Dealer Manager has entered into a Participating Broker-Dealer Agreement with) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Shares. The Dealer Manager will promptly notify the Company of any agreement or arrangement entered into between the Dealer Manager and such person in connection with such sale.

6.    Sale of Shares.

6.1    Compensation.

(a)    Selling Commissions. Subject to the waivers, discounts or other special circumstances described in or otherwise disclosed in the Memorandum under the heading “Plan of Distribution,” the Company will pay to the Dealer Manager selling commissions (i) on each Class I Share sold in the Primary Offering of up to 1.0% of the NAV per Class I Share as of the date of purchase and (ii) on each Class I-A Share sold in the Primary Offering of up to 1.5% of the NAV per Class I-A Share as of the date of purchase, unless a reduced amount is agreed to in the Participating Broker-Dealer Agreement for the Participating Broker-Dealer which made that particular sale. The selling commissions payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class I Shares or Class I-A Shares and may be reallowed by the Dealer Manager to Participating Broker-Dealers. The Company will not pay to the Dealer Manager any selling commissions in respect of the purchase of any Class I-M Shares or DRIP Shares.

(b)    Dealer Manager Fee. The Company will pay to the Dealer Manager a dealer manager fee (the “Dealer Manager Fee”) that accrues daily equal to up to 1/365th of (i) 0.30% of the Company’s NAV each day allocable to the Company’s outstanding Class I-A Shares sold in the Offering that remain outstanding on such day and (ii) 0.05% of the Company’s NAV each day allocable to the Company’s outstanding Class I-M Shares sold in the Offering that remain outstanding on such day.  The Dealer Manager may reallow a portion of the Dealer Manager Fee to Participating Broker-Dealers that meet certain thresholds of shares of the Company’s common stock under management and certain other metrics. The Dealer Manager’s reallowance of Dealer Manager Fees to Participating Broker-Dealers shall be described in Schedule 1 to the Participating Broker-Dealer Agreement with respect to a particular Participating Broker-Dealer. The Company will pay the Dealer Manager Fee to the Dealer Manager on a quarterly basis in arrears.  Notwithstanding the termination of the Offering or this Agreement, the Company will continue paying the Dealer Manager Fee with respect to Shares sold in the Offering prior to the Termination Date for so long as such Shares remain outstanding. The Company will not pay Dealer Manager Fees on Class I Shares.

6.2    Obligations to Participating Broker-Dealers. Selling commissions received by the Dealer Manager will be reallowed to the Participating Broker-Dealer who sold the Primary Shares giving rise to such commissions as described more fully in the Participating Broker-Dealer Agreement entered into with such Participating Broker-Dealer. Dealer Manager Fees received by the Dealer Manager may be reallowed in whole or in part to the Participating Broker-Dealers who sold the Primary Shares giving rise to such Dealer Manager Fees in accordance with Section 6.1(b) of this Agreement and as described more fully in the Participating Broker-Dealer Agreement entered into with such Participating Broker-Dealer. The Company will not be liable or responsible to any Participating Broker-Dealer for direct payment of commissions or any reallowance of the Dealer Manager Fee to such Participating Broker-Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions or any reallowance of the Dealer Manager Fee to Participating Broker-Dealers. Notwithstanding the foregoing, the Company, in its sole discretion, may act as agent of the Dealer Manager by making direct payment of commissions or reallowance of the Dealer Manager Fee to such Participating Broker-Dealers without incurring any liability therefor.

6.3    Suitability; Offer and Sale of Shares.

(a)    The Dealer Manager will limit investment in the offering of the Shares to persons whom the Dealer Manager has reasonable grounds to believe, and in fact believes, are “accredited investors” as defined in Rule 501(a) under the Securities Act and who also meet the investor suitability standards and minimum purchase requirements as may be established by the Company and set forth in the Memorandum or in any suitability letter or memorandum sent to the Dealer Manager by the Company.

(b)    To the extent that the Dealer Manager may recommend the purchase or sale of the Shares to any offeree, the Dealer Manager or any person associated with the Dealer Manager shall:

(i)    have reasonable grounds to believe, on the basis of information obtained from the potential investor concerning the investor’s investment objectives, other investments, financial situation and needs, and any other information known by the Dealer Manager or an associated person, that: (A) the prospective investor is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act, and meets the other investor suitability requirements as may be established by the Company and set forth in the “Suitability Standards” section of the Memorandum and the minimum purchase requirements set forth in the Memorandum; (B) the prospective investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Company, including, but not limited to, total loss of its investment, lack of liquidity, and other risks described in the Memorandum; and (C) an investment in the Company is otherwise suitable for the prospective investor; and

(ii)    maintain in the Dealer Manager’s files, for a period of at least six years following the Offering Termination Date, information and documents disclosing the basis upon which the above determination of suitability was reached as to each investor.

(c)    The Dealer Manager will provide, or will cause each Participating Broker-Dealer to provide, each offeree with a copy of the Memorandum during the course of the Offering and prior to the sale, and advise each such offeree at the time of the initial offering to such offeree that the Company and/or its agents and consultants will, during the course of the Offering and prior to any sale, afford said offeree and his or her purchaser representative, if any, including the Dealer Manager or the Participating Broker-Dealer, the opportunity to ask questions of and to receive answers from the Company and/or its agents and consultants, concerning the terms and conditions of the Offering and to obtain any additional information which is possessed by the Company, or may be obtained by the Company without any unreasonable effort or expense, which is necessary to verify the accuracy of the information contained in the Memorandum.

(d)    The Dealer Manager shall complete all steps necessary to permit the Dealer Manager to offer the Shares pursuant to the registration exemptions available under applicable federal securities law and applicable state securities laws. The Dealer Manager shall conduct all of its solicitation and sales efforts in conformity with Rule 506(c) of Regulation D and exemptions available under applicable state securities laws.

(e)    The Dealer Manager will comply in all respects with the subscription procedures and plan of distribution set forth in the Memorandum.

(f)    The Dealer Manager will furnish or cause to be furnished to the Company upon request a complete list of all persons who have been offered the Shares by the Dealer Manager or any Participating Broker-Dealer.

(g)    By virtue of entering into a Participating Broker-Dealer Agreement with Participating Broker-Dealers, the Dealer Manager shall cause each Participating Broker-Dealer to agree to comply with all of the foregoing obligations.

7.    Submission of Orders.

7.1    Each person desiring to purchase Primary Shares in the Offering will be required to complete and execute a subscription agreement in the form attached as Appendix A to the Memorandum (as amended or supplemented, the “Subscription Agreement”) and to deliver to the Dealer Manager or Participating Broker-Dealer, as the case may be, such completed and executed Subscription Agreement together with a check, draft, wire or money order (hereinafter referred to as an “instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Memorandum. Persons purchasing Primary Shares will be instructed by the Participating Broker-Dealer to make their instruments of payment payable to or for the benefit of “Jones Lang LaSalle Income Property Trust, Inc.” The purchase price for the initial Shares sold in the Offering will be equal to the NAV per share for the Company’s Class M shares of common stock, as determined after the close of business of the New York Stock Exchange (generally, 4:00 p.m. Eastern time; referred to herein as the “close of business”) on the day the initial subscriptions for Shares are processed and accepted, plus, for Class I Shares and Class I-A Shares, applicable selling commissions. Thereafter, subscriptions processed and accepted by the Company prior to the close of business on any business day will be executed at the NAV per share of the class of shares being purchased calculated at the end of such business day in accordance with the procedures described in the Memorandum, plus, for Class I-A Shares only, applicable selling commissions. Purchase orders placed after the close of business on any business day, or on a day that is not a business day, will be executed at the price per share of the class of shares being purchased calculated at the end of the next business day in accordance with the procedures described in the Memorandum, plus, for Class I Shares and Class I-A Shares, applicable selling commissions.

7.2    If the Participating Broker-Dealer receives a Subscription Agreement or instrument of payment not conforming to the instructions set forth in Section 7.1, the Participating Broker-Dealer shall return such Subscription Agreement and instrument of payment directly to such purchaser not later than the end of the second business day following receipt by the Participating Broker-Dealer. Subscription Agreements and instruments of payment received by the Participating Broker-Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:

(a)    where, pursuant to the internal supervisory procedures of the Participating Broker-Dealer, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from purchasers, then, by noon of the next business day following receipt by the Participating Broker-Dealer, the Participating Broker-Dealer will transmit the Subscription Agreements and instruments of payment to the Company or to such other account or agent as directed by the Company; and

(b)    where, pursuant to the internal supervisory procedures of the Participating Broker-Dealer, final internal supervisory review is conducted at a different location (the “Final Review Office”), Subscription Agreements and instruments of payment will be transmitted by the Participating Broker-Dealer to the Final Review Office by noon of the next business day following receipt by the Participating Broker-Dealer. The Final Review Office will in turn by noon of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment to the Company or to such other account or agent as directed by the Company.

Notwithstanding the foregoing, with respect to any Primary Shares to be purchased by a custodial account, the Participating Broker-Dealer shall cause the custodian of such account to deliver a Subscription Agreement and instrument of payment for such account directly to the Company. The Participating Broker-Dealer shall furnish to the Company with each delivery of Subscription Agreements and instruments of payment a list of the purchasers showing the name, address, tax identification number, state of residence and dollar amount of Primary Shares purchased.

8.    Indemnification.

8.1    Indemnified Parties Defined. For the purposes of this Section 8, an entity’s “Indemnified Parties” shall include such entity’s officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

8.2    Indemnification of the Dealer Manager and Participating Broker-Dealers. The Company will indemnify, defend (subject to Section 8.6) and hold harmless the Dealer Manager and the Participating Broker-Dealers, and their respective Indemnified Parties, from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which such Participating Broker-Dealers or the Dealer Manager, or their respective Indemnified Parties, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Company, any material breach of a covenant contained herein by the Company, or any material failure by the Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering, or (b) any untrue statement or alleged untrue statement of a material fact contained (i) in the Memorandum or (ii) in any securities filing or other document executed by the Company or on its behalf specifically for the purpose of qualifying the Offering for exemption from the registration requirements of the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Securities Application”), or (c) the omission or alleged omission to state a material fact required to be stated in the Memorandum or in any Securities Application or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Company will reimburse each Participating Broker-Dealer or the Dealer Manager, and their respective Indemnified Parties, for any legal or other expenses reasonably incurred by such Participating Broker-Dealer or the Dealer Manager, and their respective Indemnified Parties, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished either (x) to the Company by the Dealer Manager or (y) to the Company or the Dealer Manager by or on behalf of any Participating Broker-Dealer expressly for use in the Memorandum or any Securities Application, but only if the party seeking indemnification furnished the written information on which the Company relied. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

Notwithstanding the foregoing, the indemnification and agreement to hold harmless provided in this Section 8.2 is further limited to the extent that no such indemnification by the Company of a Participating Broker-Dealer or the Dealer Manager, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

8.3    Dealer Manager Indemnification of the Company. The Dealer Manager will indemnify, defend and hold harmless the Company and its Indemnified Parties from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Dealer Manager, any material breach of a covenant or agreement contained herein by the Dealer Manager, or any material failure by the Dealer Manager to perform its obligations hereunder, (b) any untrue statement or any alleged untrue statement of a material fact contained in the Memorandum or (c) the omission or alleged omission to state a material fact required to be stated in the Memorandum or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager specifically for use in the preparation of the Memorandum, (d) any untrue statement or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading by the Dealer Manager or its representatives or agents in connection with the offer and sale of the Shares, (e) any failure by the Dealer Manager to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Regulations and the USA PATRIOT Act, or (f) any other failure by the Dealer Manager to comply with any of the applicable provisions of the Securities Act, the Exchange Act, Regulation D or the rules and regulations thereunder or any applicable federal or state securities laws or regulations. The Dealer Manager will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

8.4    Participating Broker-Dealer Indemnification of the Company. By virtue of entering into the Participating Broker-Dealer Agreements with the Participating Broker-Dealers, the Dealer Manager shall cause each Participating Broker-Dealer to agree to severally indemnify, defend and hold harmless the Company, the Dealer Manager and each of their respective Indemnified Parties, from and against any losses, claims, damages or liabilities to which the Company, the Dealer Manager, or any of their respective Indemnified Parties may become subject, as more fully described in each Participating Broker-Dealer Agreement.

8.5    Action Against Parties; Notification. Promptly after receipt by any indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, notify in writing the indemnifying party of the commencement thereof and the omission to so notify the indemnifying party will relieve such indemnifying party from any liability under this Section 8 as to the particular item for which indemnification is then being sought to the extent that the indemnifying party is materially prejudiced by such omission, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 8.6) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

8.6    Reimbursement of Fees and Expenses. An indemnifying party under Section 8 of this Agreement shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows:

(a)    In the case of the Company indemnifying the Dealer Manager, the advancement of Company funds to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder of the Company or the legal action is initiated by a stockholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Dealer Manager undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Dealer Manager is found not to be entitled to indemnification.

(b)    In any case of indemnification other than that described in Section 8.6(a) above, the indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim, provided, however, that in the case of the defense of claims as a result of events alleged to have occurred during a period during which a Participating Broker-Dealer has the right to act as the exclusive Participating Broker-Dealer, and that Participating Broker-Dealer is an Indemnified Party entitled to the payment of fees and expenses under this Section 8.6, such Participating Broker-Dealer shall have the right to select the law firm of record. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

9.    Contribution.

If the indemnification provided for in Section 8 hereof is for any reason unavailable or insufficient to hold harmless the Company, the Dealer Manager, a Participating Broker-Dealer or any Indemnified Party thereof in respect of any losses, liabilities, claims, damages or expenses referred to in Section 8 hereof, then the Company, the Dealer Manager and the Participating Broker-Dealer shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses as incurred, (a) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Dealer Manager and the Participating Broker-Dealer, respectively, from the offering of the Primary Shares pursuant to this Agreement and the relevant Participating Dealer Agreement or (b) if the allocation provided by clause (a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company, the Dealer Manager and the Participating Broker-

Dealer, respectively, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by Company, the Dealer Manager and any Participating Broker-Dealer, respectively, in connection with the Offering pursuant to this Agreement and the relevant Participating Dealer Agreement shall be deemed to be in the same respective proportion as the total net proceeds from the Offering pursuant to this Agreement and the relevant Participating Broker-Dealer Agreement (before deducting expenses) received by the Company, and the total selling commissions and Dealer Manager Fees received by the Dealer Manager and the Participating Broker-Dealer, respectively, bear to the aggregate offering price of the Primary Shares.

The relative fault of the Company, the Dealer Manager and any Participating Broker-Dealer, respectively, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Company, the Dealer Manager and the Participating Broker-Dealer, respectively, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

10.    Survival of Provisions. Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall be deemed to be representations, warranties and agreements at and as of the Offering Termination Date, and such representations, warranties and agreements of the parties hereto, including the indemnity and contribution agreements contained in Sections 7, 8 and 9 above, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Dealer Manager or the Company or any controlling person, and shall survive the sale of, and payment for, the Shares.

11.    Applicable Law; Venue. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of Maryland; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 11. Venue for any action brought hereunder shall lie exclusively in Chicago, Illinois.

12.    Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

13.    Entire Agreement. This Agreement and the Exhibit attached hereto constitute the entire agreement among the parties and supersede any prior understanding, whether written or oral, prior to the date hereof with respect to the Offering.

14.    Successors; Assignment and Amendment.

14.1    Successors. This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Company and their respective successors and permitted assigns.

14.2    Assignment. Neither the Company nor the Dealer Manager may assign or transfer any of such party’s rights or obligations under this Agreement without the prior written consent of the Dealer Manager, on the one hand, or the Company, acting together, on the other hand.

14.3    Amendment. This Agreement may be amended only by the written agreement of the Dealer Manager and the Company.

15.    Term and Termination. Either party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. If not sooner terminated, the Dealer Manager’s agency and this Agreement shall automatically terminate as of the Offering Termination Date without obligation on the part of the Dealer Manager or the Company, except as set forth in this Agreement. Upon expiration or termination of this Agreement, (a) the Company shall pay to the Dealer Manager all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Dealer Manager is or becomes entitled under Section 6 of this Agreement pursuant to the requirements of that Section 6 at such times as such amounts become payable pursuant to the terms of such Section 6, offset by any losses suffered by the Company or any officer or director of the Company arising from the Dealer Manager’s breach of this Agreement or an action that would otherwise give rise to an indemnification claim against the Dealer Manager under Section 8 herein, and (b) the Dealer Manager shall promptly deliver to the Company all records and documents in its possession that relate to the Offering and that are not designated as “dealer” copies.

16.    Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be deemed given (a) when delivered personally, (b) on the first business day after delivery to a national overnight courier service, or (c) on the fifth business day after deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, in each case to the intended recipient at the address set forth below:

If to the Company:	Jones Lang LaSalle Income Property Trust, Inc.
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Chief Executive Officer

If to the Dealer Manager:	LaSalle Investment Management Distributors, LLC
200 East Randolph Drive
Chicago, Illinois 60601
Attention: General Counsel

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section 16.

17.    Third Party Beneficiaries. Except as expressly provided otherwise in this Agreement, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Each Participating Broker-Dealer is a third party beneficiary with respect to this Agreement with respect to Sections 2, 6, 8 and 9 of this Agreement and may enforce its rights against any party to this Agreement.

[Signatures on following page]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

“COMPANY”

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

			By:	/s/ C. Allan Swaringen
Name: C. Allan Swaringen
Title: President

Accepted and agreed as of the date first above written:

“DEALER MANAGER”

LASALLE INVESTMENT MANAGEMENT DISTRIBUTORS, LLC

By:	/s/ Gregory Gore
	Name:	Gregory Gore
	Title:	Director of Intermediary Distribution